Exhibit 18


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   Summary of the Contribution In Kind Agreement Between Nouvelle bioMerieux
                 Alliance and TSGH dated as of January 10, 2003
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Contribution In Kind Agreement (the "Agreement"), dated as of January 10, 2003, between Nouvelle bioMerieux Alliance, a French societe anonyme with equity capital consisting of 101,634,790 euro, with headquarters in Marcy L'Etoile, 69280, ("NBMA") and TSGH, a French societe par actions simplifiee with equity capital consisting of 62,131,816 euro, with headquarters in Marcy L'Etoile, 69280 ("TSGH").

NBMA shall contribute to TSGH, and TSGH shall acquire from NBMA, according to the terms and conditions stipulated in the Agreement, a total of 2,160,000 ordinary shares (the "Shares") of TRANSGENE, valued at 11,046,240 euros (as determined by an independent auditor), in exchange for 255,121 newly issued shares of TSGH.

By operation of the Agreement, TSGH shall become the owner of the Shares, and shall become the holder of all the rights and obligations attached to the Shares.